NAME OF REGISTRANT
Franklin Investors Securities Trust
File No. 811-04986

Exhibit Item No. 77I: Terms of new or amended securities



The following series of the Registrant began offering new Class A1 shares on June 18, 2014;


..	Franklin Adjustable U.S. Government Securities Fund


The below is a correction of a previous exhibit. The year has been corrected from 2014 to 2013.


The following series of the Registrant began offering new Class R6 shares on September 20 2013;


..	Franklin Adjustable U.S. Government Securities Fund